Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-91909 on Form S-8 and Registration Statement No’s. 333-153639 and 333-186879 on Form S-8 and Registration Statement No. 333-193457 on Form S-3 of our reports dated June 3, 2014 relating to the consolidated financial statements and financial statement schedules of ePlus inc. and the effectiveness of ePlus inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ePlus inc. for the year ended March 31, 2014.

DELOITTE & TOUCHE LLP

McLean, Virginia

June 3, 2014